Exhibit 99.2

Zero Gravity Solutions Appoints Timothy A. Peach as Chief Financial Officer

Company’s Form 10 Registration Statement Deemed Effective by the

U.S. Securities and Exchange Commission

BOCA RATON, Fla. — (March 12, 2015) – Zero Gravity Solutions, Inc. (“ZGSI” or the “Company”) (Pink Sheets: ZGSI) has named Timothy (Tim) A. Peach as the Company’s Chief Financial Officer. The Company also announced that as of February 23, 2015, the Company’s Form 10 Registration Statement was deemed effective.

Mr. Peach has extensive experience in all aspects of reporting company financial requirements along with a substantial background in corporate finance and corporate governance.

“As the Company continues its transition from development stage to revenue generation, and in light of our increased public company reporting and operational requirements, Tim’s depth of experience provides the hands on knowledge necessary to implement and administrate our operations,” stated Harvey Kaye, Chairman of ZGSI.

“I believe ZGSI has the elements necessary for a successful company, which include having a strong, innovative product such as BAM-FX™ currently being introduced into agriculture, a diverse, seasoned management team and the relationships to access the resources needed to build and sustain a rapid growth enterprise,” stated Mr. Peach, ZGSI’s newly appointed Chief Financial Officer.

About Zero Gravity Solutions, Inc.

Zero Gravity Solutions, Inc. (www.zerogsi.com) is an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth. These technologies are focused on providing valuable solutions to challenges facing world agriculture. ZGSI’s two primary categories of technologies aimed at sustainable agriculture are: 1) BAM-FX™, a cost effective, ionic nutrient delivery system for plants currently being introduced commercially into world agriculture and 2) Directed Selection™, utilized in the development and production, in the prolonged zero/micro gravity environment of the International Space Station, large volumes of Non-GMO, novel, patentable stem cells with unique and beneficial characteristics. The Company has operations in the United States and the United Kingdom.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Zero Gravity Solutions, Inc.

Harvey Kaye, Chairman

+1 561.416.0400

info@zerogsi.com